Exhibit 99.1

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply, Inc. Announces First Quarter Fiscal 2011 Results

•	Net sales increased 4.9 percent to $1.9 billion

•	Operating income improved $33 million to $12 million

•	Adjusted EBITDA increased 26 percent to $107 million

•	$1.1 billion of liquidity

ATLANTA, GA – June 9, 2011 – HD Supply, Inc. today reported net sales for the fiscal 2011 first quarter ended May 1, 2011 of $1.9 billion. Despite unfavorable weather conditions and continued weakness in the construction industry, during the first quarter of fiscal 2011, net sales increased $88 million, or 4.9 percent, compared to the first quarter of fiscal 2010. Gross profit for the first quarter fiscal 2011 increased by $26 million, or 5.2 percent, to $527 million compared to $501 million for the first quarter of fiscal 2010. Gross profit for the first quarter of fiscal 2011 was 27.9 percent of net sales versus 27.8 percent of net sales for the first quarter of fiscal 2010.

Operating income for the first quarter of fiscal 2011 was $12 million, an improvement of $33 million compared to an operating loss of $21 million for the first quarter of fiscal 2010. Operating income is normally the weakest in the first and fourth quarters due to seasonality of the construction industry. Operating income is positive in the first quarter of fiscal 2011 for the first time since 2008. The improvement in operating income reflects the 4.9 percent sales growth and a 90 basis point decline in selling, general and administrative expenses as percent of sales despite inflationary pressure, including medical costs, fuel costs and a resumption of the company’s 401(k) match. Liquidity at the end of the first quarter of fiscal 2011 was $1.1 billion.

Loss from continuing operations before income taxes was $145 million in the first quarter of fiscal 2011, an improvement of $35 million as compared to the first quarter of fiscal 2010. Consolidated loss from continuing operations for the first quarter of fiscal 2011 was $165 million, compared to a loss from continuing operations of $202 million for the first quarter of fiscal 2010.

“We posted our fourth consecutive quarter of sales growth despite prolonged economic headwinds. The growth was driven by our associates’ intense focus on serving customers in our core markets, sales initiative execution in adjacent markets and specialization of activities to further penetrate specific customer segments,” stated Joe DeAngelo, CEO of HD Supply.

DeAngelo added, “We experienced some improvement in our industrial and non-residential construction markets, but expect the residential construction market to remain challenging. We expanded our White Cap geographic footprint to Nashville, which brings that segment’s location network to 132 branches in 29 states. We now operate approximately 770 facilities across our business and it is the first time we have increased our location count since 2007. Subsequent to the close of the quarter, we completed the acquisition of RAMSCO, to further strengthen our Waterworks business in the Northeast. Furthermore, our strong liquidity allows us to continue to invest in organic growth initiatives as well as potential bolt-on acquisitions. We are keenly focused on exceeding our objectives to deliver exceptional performance to all of our stakeholders by being the distributor of choice.”

Adjusted EBITDA

Adjusted EBITDA for the first quarter of fiscal 2011 increased 25.9 percent to $107 million from $85 million in the first quarter of fiscal 2010. Adjusted EBITDA for the first quarter of fiscal 2011 was 5.7 percent of net sales versus 4.7 percent of net sales for first quarter of fiscal 2010. The increase in the Adjusted EBITDA rate reflects management’s focus on operating efficiency through margin enhancement and cost control efforts. The company presents Adjusted EBITDA to provide additional information to evaluate its operating performance and its ability to service its debt. Reconciliations of GAAP measures to non-GAAP Adjusted EBITDA are included at the end of this press release.

Acquisitions and Dispositions

On February 28, 2011, HD Supply Canada sold substantially all of the assets of SESCO/QUESCO, an electrical products division of HD Supply Canada, to Sonepar Canada. In accordance with Accounting Standards Codification 205-20, Discontinued Operations, the results of the SESCO/QUESCO operations are classified as discontinued operations. The presentation of discontinued operations includes revenues and expenses of the SESCO/QUESCO operations as one line item on the Consolidated Statement of Operations. All prior period Statements of Operations presented have been restated to reflect this presentation.

On April 5, 2011, the company announced that it is currently exploring strategic alternatives with respect to its Plumbing business.

Subsequent to the close of the first quarter of fiscal 2011, on May 2, 2011, the company closed on a transaction to acquire substantially all of the assets of Rexford Albany Municipal Supply Company, Inc. (“RAMSCO”), which specializes in distributing quality water, sanitary and storm sewer materials primarily to municipalities and contractors through four locations in upstate New York. These locations will be operated as part of the HD Supply Waterworks business.

About HD Supply

HD Supply (www.hdsupply.com) is a leading wholesale distribution company, providing a broad range of products and services to professional customers in the infrastructure & energy, maintenance, repair & improvement and specialty construction markets. With a diverse portfolio of industry-leading businesses, HD Supply is one of the largest diversified wholesale distributors in North America, with approximately 770 locations.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our annual report on Form 10-K for the year ended January 30, 2011, filed on April 14, 2011 with the Securities & Exchange Commission (“SEC”), which can be found at the SEC’s website www.sec.gov, each of which is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

HD SUPPLY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Amounts in millions, unaudited

	Three Months Ended
	May 1, 2011	May 2, 2010
Net Sales	$1,888	$1,800
Cost of sales	1,361	1,299

Gross Profit	527	501
Operating expenses:
Selling, general and administrative	427	423
Depreciation and amortization	88	94
Restructuring	—	5

Total operating expenses	515	522

Operating Income (Loss)	12	(21)

Interest expense	158	156
Other (income) expense, net	(1)	3

Income (Loss) from Continuing Operations Before Income Taxes	(145)	(180)
Provision (benefit) for income taxes	20	22

Income (Loss) from Continuing Operations	(165)	(202)
Income from discontinued operations, net of tax	1	—

Net Income (Loss)	$(164)	$(202)

Non-GAAP Financial Measures

To provide clarity, internally and externally, about HD Supply’s operating performance for the recently completed fiscal quarter, HD Supply supplemented its reporting of loss from continuing operations with the non-GAAP measurements, including Adjusted EBITDA. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements. Additional information regarding the Adjusted EBITDA referred to in this press release is included in our filings with the SEC, including a Current Report on Form 8-K filed concurrently with the issuance of this press release.

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure under U.S. GAAP, to EBITDA and Adjusted EBITDA for the periods presented (amounts in millions).

	Three Months Ended
	May 1, 2011	May 2, 2010
Net income (loss)	$(164)	$(202)
Less income from discontinued operations, net of tax	(1)	—

Income (loss) from continuing operations	(165)	(202)
Interest expense, net	158	156
Provision (benefit) from income taxes	20	22
Depreciation and amortization	89	94

EBITDA	102	70

	Three Months Ended
	May 1, 2011	May 2, 2010
Adjustments to EBITDA:
Other (income) expense, net(i)	(1)	3
Restructuring charge(ii)	—	6
Stock-based compensation(iii)	4	4
Management fee & related expenses paid to Equity Sponsors(iv)	1	1
Other(v)	1	1

Adjusted EBITDA	$107	$85

(i)	Represents the loss on extinguishment of debt, the gains/losses associated with the changes in fair value of interest rate swap contracts not accounted for under hedge accounting, and other non-operating income/expense.
(ii)	Represents the costs incurred for employee reductions and branch closures or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.
(iii)	Represents the non-cash costs for employee stock options.
(iv)	The Company entered into a management agreement whereby the Company pays the Equity Sponsors a $5 million annual aggregate management fee. In addition, the Company reimburses certain Equity Sponsor expenses.
(v)	Represents rounding in the calculation.